Meeting of Shareholders - Voting Results

On January 21, 2011, the Funds held a Special Meeting of Shareholders to consider the proposal set forth below.

Proposal 1: To elect two (2) Trustees to the Trust, Richard A. Hay and Mark M. Gleason

The following votes were recorded:

WesMark Small Company Growth Fund	Richard A. Hay		Mark M. Gleason
	# of Votes Cast	% of Votes Cast	# of Votes Cast	% of Votes Cast
For	6,081,938.288	100.000%	6,081,938.288	100.000%
Withheld	-	-	-	-
TOTAL	6,081,938.288	100.000%	6,081,938.288	100.000%

WesMark Growth Fund	Richard A. Hay		Mark M. Gleason
	# of Votes Cast	% of Votes Cast	# of Votes Cast	% of Votes Cast
For	18,580,575.876	99.998%	18,580,575.876	99.998%
Withheld	483.470	0.002%	483.470	0.002%
TOTAL	18,581,059.346	100.000%	18,581,059.346	100.000%

WesMark Balanced Fund	Richard A. Hay		Mark M. Gleason
	# of Votes Cast	% of Votes Cast	# of Votes Cast	% of Votes Cast
For	5,306,147.611	100.000%	5,306,147.611	100.000%
Withheld	-	-	-	-
TOTAL	5,306,147.611	100.000%	5,306,147.611	100.000%

WesMark Government Bond Fund	Richard A. Hay		Mark M. Gleason
	# of Votes Cast	% of Votes Cast	# of Votes Cast	% of Votes Cast
For	23,028,040.938	99.984%	23,028,040.938	99.984%
Withheld	3,752.749	0.016%	3,752.749	0.016%
TOTAL	23,031,793.687	100.000%	23,031,793.687	100.000%

WesMark West Virginia Municipal Bond Fund	Richard A. Hay		Mark M. Gleason
	# of Votes Cast	% of Votes Cast	# of Votes Cast	% of Votes Cast
For	8,070,178.373	100.000%	8,070,178.373	100.000%
Withheld	-	-	-	-
TOTAL	8,070,178.373	100.000%	8,070,178.373	100.000%

Other Trustees of the Trust as of June 30, 2011, aside from those shown above, include Robert E. Kirkbride and Lawrence E. Bandi. Mr. Kirkbride is an interested person due to his security holdings in WesBanco, Inc. The Funds’ investment adviser, WesBanco Investment Department, is a division of WesBanco Bank, Inc., a wholly owned subsidiary of WesBanco, Inc. Mr. Kirkbride previously served as a Director for WesBanco, Inc. and WesBanco Bank, Inc., and currently serves as a paid consultant to the Executive Loan Committee of WesBanco Bank, Inc.